Exhibit 99.1

[LOGO]

FOR IMMEDIATE RELEASE

ELANTEC SEMICONDUCTOR ANNOUNCES
NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

MILPITAS, CALIFORNIA, July 24, 2000 – Elantec Semiconductor, Inc. (NASDAQ: ELNT) today announced the appointment of Mr. Richard Beyer as its new President and Chief Executive Officer. In addition, Mr. Beyer will join the Board of Directors of Elantec. Mr. Beyer replaces Jim Diller, the Company’s Chairman who has been serving as the President and Chief Executive Officer. Prior to joining Elantec, Mr. Beyer was President and CEO of FVC.COM, Inc. Prior to FVC.COM, Mr. Beyer was President and Chief Operating Officer (and member of the Board of Directors) for VLSI Technology, Inc. and previously he was Executive Vice President and Chief Operating Officer for National Semiconductor Corporation. Mr. Beyer holds a Masters degree in business from Columbia University.

“All of us at Elantec are very pleased to welcome Rich to the Company. Rich not only brings a wealth of experience in general management and in the semiconductor industry; he also has solid experience in leading public companies.”stated Jim Diller, Chairman of Elantec. “During my short tenure as CEO of Elantec, the Company experienced strong growth and we are optimistic about our future and the markets that we serve. I and the rest of the Board look forward to Rich’s leadership toward our next stage of growth. Although I am formally retiring, I will continue to contribute to the future success of Elantec serving as Chairman of the Board.”

Elantec designs, manufactures and markets high performance analog integrated circuits primarily for the video, optical storage, communication, and integrated DC:DC markets. The Company targets high growth commercial markets in which advances in digital integrated circuit technology are driving increasing demand for high speed, high performance and low power consumption analog circuits.

Certain matters discussed in this press release pertaining to the market conditions, market trends and growth prospect are forward-looking statements that involve risks and uncertainties.

These risks and uncertainties include product introductions by the Company’s competitors, market conditions, competitive pricing pressures, fluctuations in manufacturing yield, changes in the mix or markets in which products are sold, availability and cost of raw materials, and other risks discussed in the Company’s 1999 Form 10-K and most recent Form 10-Q, filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those discussed herein.

For further information please contact:

Elantec Semiconductor, Inc. Ephraim Kwok Vice President & CFO ekwok@elantec.com	(408) 945-1323 Debbie Ceraolo Investor Relations dceraolo@elantec.com

Web Site: www.elantec.com